Exhibit 3.4

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

ARTICLES SUPPLEMENTARY

Blackstone Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.1 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified all 500,000,000 authorized but unissued shares of Class T common stock, $0.01 par value per share, of the Corporation as shares of a new Class T common stock, $0.01 par value per share (the “Class T Common Stock”), of the Corporation, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article IV or Article V of the Charter, as appropriate, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class T Common Stock

(1) Authorized Shares. Of the total number of authorized Common Shares, 500,000,000 shares are shares of Class T Common Stock (the “Class T Common Shares”).

(2) Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Class T NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class T Common Shares (including any reduction for Stockholder Servicing Fees as described in the Prospectus), determined as described in the Prospectus, divided by the number of outstanding Class T Common Shares.

“Class T Conversion Rate” shall mean the fraction, the numerator of which is the Class T NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Gross Proceeds” shall mean the aggregate purchase price of all Shares sold for the account of the Corporation through an Offering, without deduction for Selling Commissions. Solely for the purpose of computing Gross Proceeds in Section (3)(c) hereof, the purchase price of any Class T Common Share shall be deemed to be the full, non-discounted offering price at the time of purchase of each such Class T Common Share.

“Reinvestment Proceeds” shall mean, with respect to any Class T Common Share issued pursuant to a Reinvestment Plan, the Class T NAV per Share of such Class T Common Share at the time of issuance.

“Stockholder Servicing Fee” shall mean the stockholder servicing fee payable to the Dealer Manager and reallowable to soliciting dealers with respect to Class T Common Shares as described in the Prospectus.

(3) Conversion of Class T Common Shares. Each Class T Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class T Conversion Rate on the earliest of (a) a Listing of Class I Common Shares, (b) a merger or consolidation of the Corporation with or into another entity, or the sale or other disposition of all or substantially all of the Corporation’s assets, (c) the end of the month in which the Dealer Manager in conjunction with the Corporation’s transfer agent determines that total Selling Commissions and Stockholder Servicing Fees paid with respect to such Share would exceed 8.75% of the sum of the Gross Proceeds from the sale of such Share and the aggregate Reinvestment Proceeds of any Shares issued under a Reinvestment Plan with respect to such Share (or a lower limit as set forth in the applicable agreement between the Dealer Manager and a Soliciting Dealer at the time such Class T Common Share was issued), and (d) after termination of the primary portion of the Offering in which such Class T Common Shares were sold, the end of the month in which the Corporation, with the assistance of the Dealer Manager, determines that Total Corporation-Level Underwriting Compensation paid with respect to the primary portion of such Offering is equal to ten percent of the Gross Proceeds of the primary portion of such Offering. If a Class T Common Share converts to a number of Class I Common Shares pursuant to clause (c) above, all Class T Common Shares issued under a Reinvestment Plan with respect to such Class T Common Share, if any, will also convert into a number of Class I Common Shares equal to the Class T Conversion Rate.

(4) Rights Upon Liquidation. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class T Common Shares will automatically convert to Class I Common Shares at the Class T Conversion Rate. Following such conversion, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares, which will include all converted Class T Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

SECOND: The Class T Common Stock has been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested to by its Secretary on this 21st day of March, 2017.

ATTEST:		BLACKSTONE REAL ESTATE INCOME TRUST, INC.

/s/ Leon Volchyok		By:	/s/ Frank Cohen
Name:	Leon Volchyok		Name:	Frank Cohen
Title:	Chief Securities Counsel and		Title:	Chairman of the Board and
	Secretary			Chief Executive Officer

[Signature Page for Articles Supplementary]